Exhibit 2.2

MULTIPARTY STOCK PURCHASE AGREEMENT

AMONG

TIMOTHY E. EVANS, JAMES L. EVANS, AND BULWARK CAPITAL, L.L.C.

AND

JOSEPH M. DAVIS

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MULTIPARTY STOCK PURCHASE AGREEMENT

This MULTIPARTY STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of the 28th day of December 2022, is entered into among Timothy E. Evans, an individual residing in the State of Indiana (“T. Evans”), James L. Evans, an individual residing in the State of Indiana (“J. Evans”), and Bulwark Capital, L.L.C., an Indiana limited liability company (“Bulwark”), and Joseph M. Davis, an individual residing in the State of Indiana (“J. Davis” or, the “Buyer”). T. Evans, J. Evans, and Bulwark are each a “Seller” and collectively are the “Sellers”.

RECITALS

WHEREAS, Tradition Transportation Group, Inc., an Indiana corporation (the “Company”) has issued and outstanding Seven Hundred Forty-Five Thousand One Hundred Ninety-Six (745,196) shares of Common Stock held by T. Evans, J. Evans, Bulwark and J. Davis;

WHEREAS, the Sellers wish to sell the shares of Common Stock of the Company held by T. Evans, J. Evans, and Bulwark (collectively, the “Shares”) to the Buyer, and the Buyer wishes to purchase the Shares from the Sellers subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“APSI” means Aqua Power Systems, Inc., a Nevada corporation with its principal executive offices at 2180 Park Avenue North, Unit 200, Winter Park, FL, 32789.

“Bulwark” has the meaning set forth in the introductory paragraph.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Indianapolis, Indiana are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Commission” has the meaning set forth in Section 2.02(a)(ii).

“Common Stock” has the meaning set forth in Section 3.04(a).

“Company” has the meaning set forth in the recitals.

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“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employment Agreements” has the meaning set forth in Section 5.02.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Payment” has the meaning set forth in Section 2.02(a)(i).

“J. Davis” has the meaning set forth in the introductory paragraph.

“J. Evans” has the meaning set forth in the introductory paragraph.

“J. Montel” is an individual residing in the State of Indiana and the sole member of Bulwark.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of T. Evans, J. Evans and J. Montel.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

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“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Privileged Communications” has the meaning set forth in Section 6.15(b).

“Purchase Price” has the meaning set forth in Section 2.02.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Seller Group” has the meaning set forth in Section 6.15(a)(i).

“Seller Group Law Firm” has the meaning set forth in Section 6.15(a)(i).

“Shares” has the meaning set forth in the Recitals.

“T. Evans” has the meaning set forth in the introductory paragraph.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
Purchase and sale

Section 2.01       Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell the Shares to the Buyer, and the Buyer shall purchase the Shares from the Sellers for the consideration specified in Section 2.02.

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Section 2.02       Purchase Price.

(a)               The aggregate purchase price for the Shares shall be Twenty-Six Million Eight Hundred Seventeen Thousand Thirty-Eight and 31/100 Dollars ($26,817,038.31) (the “Purchase Price”) and shall be paid in the amounts and on the dates set forth below in cash by wire transfer of immediately available funds to the law firm of Amundsen Davis LLC in accordance with the wire transfer instructions provided by the Sellers at least two (2) days prior to such payment date for further distribution to T. Evans, J. Evans and Bulwark by Amundsen Davis LLC in accordance with the agreement among the Sellers with respect to the allocation of the Purchase Price:

(i)                  An amount equal to Two Hundred Twenty-Five Thousand and No/100 Dollars ($225,000.00) (the “Initial Payment”) shall be paid to the Sellers at the Closing;

(ii)                 An amount equal to Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) shall be offset against the Purchase Price at the Closing in full satisfaction of certain obligations of the Sellers to the Company; and

(iii)                An aggregate amount equal to Twenty-Four Million Ninety-Two Thousand Thirty-Eight and 31/100 Dollars ($24,092,038.31) pursuant to one or more secured promissory note(s) (in substantially the form attached hereto as Exhibit A) (the “Promissory Note(s)”) providing for installments of not less than One Million Five Hundred Five Thousand Seven Hundred Fifty-Two and 39/100 Dollars ($1,505,752.39) commencing on the ninetieth (90th) day following the date on which the registration by Aqua Power Systems, Inc. of its securities with the U.S. Securities and Exchange Commission (the “Commission”) has been qualified or declared effective and continuing every ninetieth (90th) day thereafter until the Purchase Price and all accrued but unpaid interest thereon has been paid in full.

Section 2.03       Transactions to be Effected at the Closing.

(a)               At the Closing, Buyer shall deliver to Sellers:

(i)                  the Initial Payment;

(ii)                 the Promissory Note(s), respectively, duly executed by Buyer;

(iii)                the Assignment(s) and Pledge(s) of Stock, duly executed by Buyer;

(iv)                the Employment Agreements contemplated by Section 5.02 hereof duly executed by the Company;

(v)                evidence satisfactory to Sellers that the Tradition Transportation Group, Inc. Shareholder Agreement has been terminated by mutual written agreement of the parties thereto; and

(vi)               all other agreements, documents, instruments or certificates reasonably requested by Sellers.

(b)               At the Closing, Sellers shall deliver to Buyer:

(i)                  stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(ii)                 the Assignment(s) and Pledge(s) of Stock, duly executed by the Sellers;

(iii)                the Employment Agreements contemplated by Section 5.02 hereof duly executed by the respective Sellers;

(iv)               evidence satisfactory to Buyer that the Tradition Transportation Group, Inc. Shareholder Agreement has been terminated by mutual written agreement of the parties thereto; and

(v)                all other agreements, documents, instruments or certificates reasonably requested by Buyer.

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Section 2.04       Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing to be held simultaneously with the execution of this Agreement (the “Closing”) at the offices of Amundsen Davis, LLC, 201 N. Illinois Street, Suite 1400, Indianapolis, Indiana 46204 or remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE III
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, each Seller, on a several and not joint and several basis, with respect to himself or itself only represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01       Authority of T. Evans and J. Evans. T. Evans and J. Evans are each an individual residing in the State of Indiana. T. Evans and J. Evans each have the legal capacity to enter into this Agreement, to carry out their respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by T. Evans and J. Evans, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of T. Evans and J. Evans, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02       Organization and Authority of Bulwark. Bulwark is a limited liability company duly organized and validly existing under the Laws of the state of Indiana. Bulwark has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Bulwark of this Agreement, the performance by Bulwark of its obligations hereunder and the consummation by Bulwark of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Bulwark. This Agreement has been duly executed and delivered by Bulwark, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Bulwark, enforceable against Bulwark in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.03       Organization, Authority and Qualification of the Company. The Company is a corporation duly organized and validly existing under the Laws of the State of Indiana and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.04       Capitalization.

(a)               The authorized capital stock of the Company consists of Ten Million (10,000,000) shares of common stock, no par value (“Common Stock”), of which Seven Hundred Forty-Five Thousand One Hundred Ninety-Six (745,196) shares are issued and outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances.

(b)               There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Other than the Tradition Transportation Group, Inc. Shareholder Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

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Section 3.05       No Conflicts; Consents. Except as set forth in in Section 3.06 of the Disclosure Schedules, the execution, delivery and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or the Company; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Sellers or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.07       No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01       Organization and Authority of Buyer. Buyer is an individual residing in the State of Indiana. Buyer has the legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02       No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party except where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

Section 4.03       Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Notwithstanding the foregoing, Buyer has reserved the right to transfer the Shares to its Affiliate, APSI. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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Section 4.04       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05       Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to (i) pay the Initial Payment, (ii) pay the Promissory Note(s) in accordance with their respective terms, and (iii) consummate the transactions contemplated by this Agreement.

Section 4.06       Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07       Independent Investigation. Buyer owns Forty-Five Thousand One Hundred Ninety-Five (45,195) shares of common stock, no par value, of the Company and is an executive officer and director of the Company. Buyer actively participates in the day to day management and operation of the Company including, without limitation, forecasting, budget approval, and reviewing and approving financing arrangements. Buyer has conducted his own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that he has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer acknowledges and agrees that: (a) in making his decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon his own investigation and the express representations and warranties of Sellers set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V
POST-CLOSING Covenants

Section 5.01       Registration of Securities. Buyer shall cause its Affiliate, APSI, to promptly (in no event later than February 28, 2023) prepare and file with the U.S. Securities and Exchange Commission, a registration statement on any form for which the APSI then qualifies or which counsel for APSI shall deem appropriate, and shall use its best efforts to expeditiously cause such registration statement to become effective.

Section 5.02       Post-Closing Employment of Sellers. Effective at the Closing, each Seller shall enter into an employment agreement with the Company in substantially the form attached hereto as Exhibit B (the “Employment Agreements”).

Section 5.03       Plant Closings and Mass Layoffs. Buyer shall not, and shall cause the Company not to, take any action following the Closing that could result in WARN Act liability.

Section 5.04       Director and Officer Indemnification and Insurance.

(a)               Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.04(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)               The Company shall, and Buyer shall cause the Company to (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors' and officers' liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

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(c)                The obligations of Buyer and the Company under this Section 5.04 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.04 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.04 Section 5.04 applies shall be third-party beneficiaries of this Section 5.04, each of whom may enforce the provisions of this Section 5.04).

(d)               In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.04.

Section 5.05       Books and Records.

(a)               In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)                 retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)              upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records.

(b)               In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Sellers shall:

(i)                 retain the books and records (including personnel files) of Sellers which relate to the Company and its operations for periods prior to the Closing; and

(ii)              upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.

(c)               Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.05 where such access would violate any Law.

Section 5.06       Protective Provisions. Until such time as Buyer has paid the Purchase Price and all accrued but unpaid interest thereon to Sellers, Buyer shall not and shall cause the Company to not, without the prior consent of the board of directors of the Company:

(a)               (i) incur any indebtedness in excess of $1,000,000, (ii) enter into any transaction or series of transactions involving the payment greater than $1,000,000, (iii) guarantee any indebtedness, or allow a lien to be placed against its assets other than in connection with trade credit incurred in the ordinary course of business;

(b)               except for adding one person who is reasonably acceptable to the Sellers, increase or decrease the size of the board of directors, or take any action to remove or replace any person serving as a director immediately prior to the Closing;

(c)                hire, retain or engage for any position any immediate family member (as defined in Instruction 1(a)(iii) of 17 CFR §229.404(a)) of a director, officer or shareholder;

(d)               enter into or be a party to a transaction with any director, officer, employee, or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person;

(e)                hire, fire, or change the compensation of the executive officers, including approving any option grants;

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(f)                change its principal business, enter new lines of business, or exit the current line of business;

(g)               sell, assign, license, pledge or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(h)               enter into the sale of all or substantially all of the assets and property of the Company, a merger, or a change of control;

(i)                authorize, adopt or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, reorganization or similar transaction involving the Company; or

(j)                 issue additional equity securities, debt securities, or warrants or options to purchase the same.

Notwithstanding the provisions of Section 5.06(h), Sellers consent to the assignment by Buyer of his right, title and interest in, to and under this Agreement to APSI provided that APSI expressly assumes all of the obligations of Buyer under this Agreement, the Promissory Note(s), and the Assignment(s) and Pledge(s) of Stock pursuant to a Contract Assignment in substantially in form attached hereto as Exhibit C.

Section 5.07       Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Sellers acknowledge that APSI may be required to include this Agreement as an exhibit to a filing with the Commission. In such event, Buyer shall cause APSI to consult with Sellers with respect to the preparation and submission of a confidential treatment request for Sections 2.02(a) through 2.02(c) hereof unless APSI has been advised in writing by its counsel that such confidential treatment request will adversely impact the qualification of its registration statement by the Commission.

Section 5.08       Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.09       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).

ARTICLE VI
Miscellaneous

Section 6.01       Survival and Limitation on Exercise of Remedies Periods. The agreements, covenants, warranties, representations, obligations and other provisions of this Agreement shall survive the Closing for, but only during, the specified periods of time hereinafter set forth, each of which periods of time also is hereby expressly agreed to be and constitute the period of time within which claims with respect to any and all actual or alleged breaches, non-performances or misperformances of such agreements, covenants, warranties, representations, obligations or other provisions must be made and any and all causes of action with respect to such claims must be brought, and if not so made and commenced, the right of the complaining Party to assert any cause or causes of action with respect to any such actual or alleged breach, non-performance or misperformance shall be forever barred (individually, a “Limitation Period”); provided, however, that if written notice of any claim is made within the Limitation Period applicable thereto, then the applicable Limitation Period within which any and all causes of action with respect thereto must be brought shall be extended to that date which is sixty (60) days following the date on which written notice of such claim shall have been given; and provided, further, that if any cause of action is commenced prior to the expiration of the applicable Limitation Period (including the sixty (60) day extension thereof referred to in the “provided, however” clause of this Section 6.01), then notwithstanding what otherwise would be the expiration of such Limitation Period during the pendency of such suit, such Limitation Period for the particular claims which are the subject of such suit shall be extended until the final disposition of such pending litigation:

(a)               The Limitation Period (i.e., the survival period for, and the period within which any and all remedies must be exercised, except as such period may be extended to the limited extent and under the prescribed conditions set forth in the first paragraph of this Section 6.01) with respect to any actual or alleged breach, misperformance or non-performance of the provisions of ARTICLE III shall be one (1) year from the Closing Date.

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(b)               The Limitation Period (i.e., the survival period for, and the period within which any and all remedies must be exercised, except as such period may be extended to the limited extent and under the prescribed conditions set forth in the first paragraph of this Section 6.01) with respect to any actual or alleged breach, misperformance or non-performance of any of the post-closing agreements, covenants or other obligations of the Buyer contained in ARTICLE II, ARTICLE IV or ARTICLE V shall commence at the Closing and end on the date on which Buyer has paid the Purchase Price and all accrued but unpaid interest thereon to Sellers in full.

Buyer specifically acknowledges, recognizes and understands that the provisions of this Section 6.01 constitutes a material inducement for and material consideration to the Sellers for entering into this Agreement, selling the Shares and performing their respective obligations hereunder, and that the Sellers would suffer irreparable harm and injury and would not obtain the benefit of the bargain set forth in this Agreement if the provisions of this Section 6.01 ever were determined to be illegal, invalid or unenforceable or if Buyer, or any of its Affiliates, ever contested the legality, validity or enforceability of all or any of such provisions or ever asserted or attempted to obtain a judicial declaration to that effect.

Section 6.02       Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 6.03       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

If to Sellers:	Timothy E. Evans 2429 State Road 1 P.O. Box 95 Butler, Indiana 46721 E-mail: timevans@traditiontrans.com
James L. Evans 11363 Leander Lane Indianapolis, Indiana 46236 E-mail: jimevans@traditiontrans.com
Bulwark Capital, L.L.C. Post Office Box 3790 Carmel, Indiana 46082 E-mail: joemontel@traditiontrans.com
with a copy to:	Amundsen Davis, LLC 201 N. Illinois Street Suite 1400 Capital Center, South Tower Indianapolis, Indiana 46204 E-mail: ltomlin@amundesndavislaw.com Attention: Larry C. Tomlin, Esq.
If to Buyer:	Joseph M. Davis 6195 County Road 68 Spencerville, Indiana 46788 E-mail: joedavis@traditiontrans.com
with a copy to:	Massillamany Jeter & Carson 11650 Lantern Rd. Suite 204 Fishers, IN 46038 E-mail: chris@mjcattorneys.com Attention: Chris Jeter, Partner

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Section 6.04       Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 6.05      Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Sellers that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 6.06        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.07        Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.08       Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 6.09       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 6.10       Third-Party Beneficiaries. Except with respect to J. Montel, who is an intended third-party beneficiary of this Agreement and shall have the right to enforce his rights under this Agreement as if he were a direct party, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.11        Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 6.12        Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Indiana or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF INDIANA IN EACH CASE LOCATED IN THE CITY OF INDIANAPOLIS AND COUNTY OF MARION, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.12.

Section 6.13       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.14       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.15        Conflict Waiver; Attorney-Client Privilege.

(a)               Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)                 Amundsen Davis, LLC has acted as counsel to the Company and Sellers (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Amundsen Davis, LLC (or any successor) (“Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)              Buyer shall not, and shall cause the Company not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 6.15(a) shall not be deemed exclusive of any other rights to which Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

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(b)               All communications between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer's counsel, then Buyer shall immediately (and, in any event, within five (5) Business Days) notify Sellers in writing so that Sellers can seek a protective order.

(c)               This Section 6.15 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of Seller Group Law Firm.

Section 6.16       Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“SELLERS”

/s/ Timothy E. Evans
Timothy E. Evans

/s/ James L. Evans
James L. Evans

Bulwark Capital, L.L.C. /s/ Joseph J. Montel
Joseph J. Montel, Member

“BUYER”

/s/ Joseph M. Davis
Joseph M. Davis

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Exhibit A

PROMISSORY NOTE

$____________________	Dated as of: ____________________

For value received, JOSEPH M. DAVIS, an Individual residing in the state of Indiana (the “Debtor”), agrees to pay to the order of ____________________, a ____________________ (“Holder”), the principal sum of ____________________ and ____________________/100 U.S. Dollars ($____________________) together with interest thereon as specified herein. The principal and interest shall be payable in sixteen (16) consecutive installments commencing on the ninetieth (90th) day following the date on which the registration by Aqua Power Systems, Inc. (“APSI”) of its securities with the U.S. Securities and Exchange Commission (the “Commission”) has been qualified or declared effective and continuing every ninetieth (90th) day thereafter (each such date, a “Payment Date”). Debtor shall be responsible for making such payments without Holder sending a bill or statement therefor.

This Promissory Note (this “Note”) is delivered pursuant to Section 2.02 of that certain Multiparty Stock Purchase Agreement by and among Timothy E. Evans, James L. Evans, Bulwark Capital, L.L.C. and Joseph M. Davis (the “Purchase Agreement”) and Debtor’s obligations hereunder are secured by that certain Assignment and Pledge of Stock dated on or about the date hereof (“Assignment”) executed by Debtor in favor of Holder pledging ____________________ (____________________) shares of common stock of Tradition Transportation Group, Inc. (the “Company”) held by Debtor or any person to which Debtor transfers such shares. Holder is not required, but may choose at its sole discretion, to rely on any security granted to it for the payment of this Note in the case of default, but may proceed directly against the Debtor. In addition, Holder’s consent to Debtor’s sale of shares of common stock of the Company to APSI is expressly conditioned upon APSI’s assumption of all obligations of Debtor under this Note, the Assignment, and the Purchase Agreement.

Interest shall accrue daily on the outstanding principal amount of this Note (and on any past-due interest payment) at a rate of three percent (3.0%) per annum commencing on the date that the Commission declares the registration of Aqua Power Systems’ securities effective, and shall be paid in accordance with the schedule described above. If any payment of principal or interest on this Note is due on a day that is not a business day, such payment shall be due on the next succeeding business day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. Interest shall be calculated on the basis of a year of 365 days and charged for the actual number of days elapsed.

In addition to exercising any rights Holder has been granted by Debtor under the Assignment, Debtor, as evidenced by its signature below, authorizes Holder to seek any other legal means of collection if Debtor is in default of this Note.

If (a) Debtor fails to pay the principal and accrued interest on this Note on or before the applicable Payment Date, or (b) pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors, Debtor shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due, (each, an “Event of Default”) then this Note and all of the obligations hereunder shall become due immediately. Debtor shall notify Holder in writing of the occurrence of any Event of Default within five (5) days after Debtor acquires knowledge of such occurrence.

The whole or part of the principal due hereunder may be prepaid at any time without penalty provided there exists at the time of prepayment no default hereunder. Payments shall be applied first to the payment of any fees, expenses or past due amounts owing by the Debtor to Holder, second to interest accrued on the unpaid principal balance, if applicable, and third to the principal balance.

Except as expressly set forth herein, the Debtor hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. If an Event of Default occurs, Holder shall be entitled to recover from Debtor all reasonable costs and expenses of collection of Holder and its affiliates, including court costs and reasonable attorney’s fees, in the event collection procedures are commenced by Holder in accordance with the terms of this Note or the Assignment after any amount hereunder becomes due and payable.

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If any provision of this Note is deemed by any court, having jurisdiction thereon to be invalid or unenforceable, the balance of this Note shall remain in effect; if any provision of this Note is deemed by any such court to be unenforceable because such provision is too broad in scope, such provision shall be construed to be limited in scope to the extent such court shall deem necessary to make it enforceable; and if any provision is deemed inapplicable by any such court to any person or circumstances, it shall nevertheless be construed to apply to all other persons and circumstances.

No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. No waiver of any right shall be effective unless in writing and signed by Holder nor shall a waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion.

This Note shall only be amended if such amendment is agreed to by both Debtor and Holder, in writing, and executed by both Debtor and Holder. Any notice hereunder shall be given in accordance with Section 6.03 of the Purchase Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to its rules of conflict of laws.

_______________________

Joseph M. Davis

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Exhibit B

ASSIGNMENT AND PLEDGE OF STOCK

THIS ASSIGNMENT AND PLEDGE OF STOCK (“Assignment”) is made and entered into as of ____________________ (the “Effective Date”), by and between JOSEPH M. DAVIS, an individual residing in the state of Indiana (the “Grantor”), and ____________________, a ____________________ (the “Secured Party”).

Recitals

A. In accordance with that Stock Purchase Agreement, dated ____________________, by and among Timothy E. Evans, James L. Evans, Bulwark Capital, L.L.C. and Joseph M. Davis (“Purchase Agreement”), Secured Party sold ____________________ (____________________) shares of Grantor’s common stock in Tradition Transportation Group, Inc. (“Shares”) on the terms set forth in the Purchase Agreement. Grantor has executed a Promissory Note in favor of Secured Party in the original principal amount of $____________________ for that portion of the Purchase Price not paid at the Closing (as amended, modified, or restated, the “Note”).

B. As a material inducement for Secured Party to enter into the Purchase Agreement and to accept the Note in lieu of full payment on the date herewith, Grantor has agreed to deliver this Assignment to Secured Party.

NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantor and Secured Party hereby agree as follows:

Agreement

1. Incorporation of Recitals and of Certain Provisions of the Purchase Agreement. The above recitals are hereby incorporated in this Assignment by reference and made a part hereof. The provisions of ARTICLE IV (Representations and Warranties of Buyer) and ARTICLE VI (Miscellaneous) of the Purchase Agreement are hereby incorporated by reference into this Assignment as if fully set forth herein and shall apply mutatis mutandis to this Assignment.

2. Assignment and Grant of Security Interest. This Assignment is intended to be a security agreement pursuant to the Uniform Commercial Code as presently in effect in the State of Indiana (the “Code”) for any of the items specified below as part of the Collateral, which, under applicable law, may be subject to a security interest pursuant to the Code. Grantor hereby assigns and conveys to Secured Party, and hereby grants Secured Party a first priority security interest in, all of its right, title and interest in and to (a) ____________________ (____________________) Shares, and all certificates, if any, representing such Shares, and all dividends, distributions of whatever nature, profits, liquidation proceeds, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of, arising out of, or in exchange for, any or all of such Shares; (b) all proceeds of any of the foregoing, and other amounts or property of any kind whatsoever due or to become due to Grantor thereunder or with respect thereto; (c) all replacements of and additions to any of the foregoing; and (d) all of the foregoing whether now owned or hereafter acquired (all of the foregoing interests of all of the Grantor being hereinafter collectively referred to as the (“Collateral”).

3. Security for Indebtedness. The Collateral shall secure the payment and performance of all of Grantor’s obligations under the Purchase Agreement, the Note and this Assignment, and any amounts expended by or on behalf of Secured Party for the protection and preservation of the security interest granted herein (collectively, the “Indebtedness”).

4. Further Assurance by Grantor; Representations and Covenants.

(a) Grantor has the requisite legal capacity and authority to enter into this Assignment and the Note (the “Grantor Documents”). The Grantor Documents have been executed and delivered by Grantor and constitute the legal, valid and binding obligation of Grantor enforceable against Grantor in accordance with their terms.

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(b) The execution and delivery of the Grantor Documents by Grantor, and the consummation of the transactions contemplated thereby will not (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or result in the creation of any lien (other than that created under this Assignment in favor of Secured Party) upon the properties or assets of Grantor under, any provision of any agreement, Note, bond, mortgage, indenture, lease or other contractual obligation to which Grantor is a party or by which Grantor’s properties and assets are bound or (iii) contravene or violate any provision of any law, rule or regulation.

(c) Grantor agrees that from time to time, at its sole expense, Grantor will promptly execute and deliver all further instruments and documents and take all further action that may be necessary or advisable, or that Secured Party may reasonably request, in order to protect the security interest granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Grantor agrees not to take any action that is designed to frustrate the intent and purpose of the security interest created hereby.

(d) Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, with respect to all or any part of the Collateral without the signature of such Grantor where permitted by law.

(e) Grantor will defend the right, title and interest hereunder of the Secured Party, as a security interest in the Collateral granted by such Grantor, against the claims and demands of all persons whomsoever and will not sell or otherwise dispose of the Collateral while any Indebtedness remains outstanding.

(f) Without the prior written consent of the Secured Party, the Grantor shall not create or suffer to be created pursuant to the Uniform Commercial Code any other security interest in the Collateral, including replacements and additions thereto, or any other claims, liens or encumbrances (other than that created by this Assignment in favor of Secured Party).

5. Delivery of Collateral. On the Effective Date, all certificates or instruments representing or evidencing any of the Collateral shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery, and shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party. Upon an Event of Default (as hereinafter defined), Secured Party shall have the right, at any time in its discretion, to transfer to or to register in the name of Secured Party or any of its nominees any or all of the Collateral.

6. Events of Default. An “Event of Default” under this Assignment shall be deemed to have occurred if any of the following occur: (a) the occurrence of an “Event of Default” as such term is defined and used in the Note; (b) any default in the payment or performance under, failure to comply with any covenant of, or breach of any representation or warranty in, this Assignment, the Purchase Agreement or the Indebtedness; or (c) the sale or transfer, or the attempted sale or transfer, of any of the Shares without the prior written consent of the Secured Party except that the Secured Party consents to the sale by Grantor of the Shares to Aqua Power Systems, Inc. (“APSI”) provided that APSI expressly assumes in writing, the obligations of Grantor to Secured Party under this Assignment, the Note, and the Purchase Agreement.

7. Remedies Upon Default. If any Event of Default, as defined in Section 6 hereof, shall have occurred:

(a) Secured Party may exercise, in respect of the Collateral, in addition to any and all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Code, and may also (without notice except as specified below) sell the Collateral at public or private sale, at Secured Party’s office or elsewhere, for cash, credit or future delivery and at such price or prices and upon such other terms as Secured Party may deem to be commercially reasonable as allowed under the Code. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) All cash proceeds received by Secured Party in respect of any sale of, collection from (whether or not pursuant to a sale), or other realization upon (whether or not pursuant to a sale) all or any part of the Collateral may, in the sole discretion of Secured Party, be held by Secured Party as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to Secured Party pursuant to Section 8 hereof) by Secured Party, against all or any part of the Indebtedness, in such order as the Secured Party shall elect, in its sole discretion. Any surplus of such cash or cash proceeds held by Secured Party and remaining after payment in full of all the Indebtedness shall be paid over to whomsoever may be lawfully entitled to receive such surplus.

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(c) The Secured Party may transfer the whole or any part of the Collateral into the name of the Secured Party or the name of its nominee and thereafter exercise all voting and other rights in connection with the Collateral.

(d) Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Grantor hereby waives any claims against Secured Party by reason of the fact that the price at which any Collateral may have been sold at such a private sale, if commercially reasonable, was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one of offeree.

(e) Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.

(f) Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Assuming that such sales are made in compliance with federal and state securities laws, Secured Party shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any public or private sale.

(g) Grantor recognizes that Secured Party may elect in its sole discretion to sell all or a part of the Collateral to one or more purchasers in privately negotiated transactions in which the purchasers will be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Grantor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”)), and Grantor and Secured Party agree that such private sales shall be made in a commercially reasonable manner and that Secured Party has no obligation to engage in public sales and no obligation to delay sale of any Collateral to permit the issuer thereof to register the Collateral for a form of public sale requiring registration under the Securities Act.

(h) If Secured Party disposes of the Collateral, Grantor agrees to pay any deficiency remaining after application of the net proceeds to any indebtedness secured hereby.

8. Expenses. Grantor will, upon demand, pay to Secured Party the amount of any and all expenses, including the fees and expenses of its counsel and of any experts and agents, which Secured Party may incur in connection with (a) the sale of, collection from, or other realization upon, any of the Collateral, (b) the exercise or enforcement of any of the rights of Secured Party hereunder, or (c) the failure by any Grantor to perform or observe any of the provisions hereof.

9. Security Interest Absolute. All rights of Secured Party and the security interest hereunder, and all obligations of Grantor hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Note, or any other amendment or waiver of or any consent to any departure from any other agreement or instrument relating thereto; or

(c) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Grantor.

10. Continuing Assignment and Security Interest. This Assignment shall create a continuing assignment of and security interest in the Collateral and shall: (a) remain in full force and effect until payment and performance in full of all of the Indebtedness; (b) be binding upon Grantor and their respective successors and assigns; and (c) inure to the benefit of Secured Party, its representatives, successors, transferees and assigns. Upon the payment and performance in full of all of the Indebtedness owed by Grantor to Secured Party, the assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, Secured Party will execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of the date first above written.

GRANTOR:

_______________________

Joseph M. Davis

SECURED PARTY:

_______________________

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Exhibit C

CONTRACT ASSIGNMENT

This CONTRACT ASSIGNMENT (this “Agreement”), is made and entered into as of ____________________, by and among Joseph M. Davis, an individual residing in the State of Indiana (“J. Davis,” or, as the context requires, “Assignor”), and Aqua Power Systems, Inc., a Nevada corporation (“APSI,” or, as the context requires, “Assignee”). J. Davis and APSI are each a “party” and collectively, the “parties.” Capitalized terms used herein but not defined shall have the meanings as set forth and defined in the SPA (as defined below).

RECITALS

WHEREAS, Timothy E. Evans, an individual residing in the State of Indiana (“T. Evans”), James L. Evans, an individual residing in the State of Indiana (“J. Evans”), and Bulwark Capital, L.L.C., an Indiana limited liability company (“Bulwark,” and collectively with T. Evans and J. Evans, the “Sellers”) and J. Davis are parties to a certain Multiparty Stock Purchase Agreement, dated of equal date herewith (the “SPA”);

WHEREAS, pursuant to Section 5.06 of the SPA, Sellers have consented to the assignment by J. Davis of his right, title and interest in, to and under the SPA to APSI provided that APSI expressly assumes all of the obligations of J. Davis under the SPA, the Promissory Note(s), and the Assignment(s) and Pledge(s) of Stock (collectively, the “Transaction Documents”); and

WHEREAS, to evidence and effect the sale, transfer, conveyance, assignment and delivery of the SPA, Assignor has agreed to execute and deliver this Agreement to Assignee, and Assignee has agreed to execute and deliver this Agreement to Assignor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Assignment of the SPA. On the terms and subject to the conditions set forth in the SPA and herein, Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, all of Assignor’s right, title and interest in, to and under the SPA.

2.	Acceptance of SPA and Assumption of Obligations. On the terms and subject to the conditions set forth in the SPA and herein, Assignee does hereby accept the assignment of the SPA from Assignor and expressly assumes all of Assignor’s obligations under the Transaction Documents.

3.	Amendments. No amendment or waiver of compliance with any provision of the Transaction Documents or hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by each party against whom enforcement of such amendment, waiver or consent is sought.

4.	Entire Agreement. This Agreement is made subject to all representations, warranties and covenants of the parties set forth in the Transaction Documents, all of which shall survive this conveyance. Nothing contained in this Agreement shall be deemed to defeat, impair, limit, supersede, amend or modify any of the terms, conditions or provisions of the Transaction Documents or any rights, claims, remedies, or obligations of the parties or the Sellers under the Transaction Documents and, to the extent of any conflict between the SPA and this Agreement, the terms and provisions of the SPA shall prevail.

5.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

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If to Assignor:	Joseph M. Davis 6195 County Road 68 Spencerville, Indiana 46788 E-mail: joedavis@traditiontrans.com
If to Assignee:	Aqua Power Systems Inc. 2180 N. Park Ave, Suite 200 Winter Park, FL 32789 Attn: President
6.	Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Indiana, without giving effect to any conflict of laws rule or principle that might require the application of the laws of another jurisdiction.

7.	Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.	Further Actions. The parties shall each use reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby as expeditiously as possible.

10.	Third-Party Beneficiaries. Except with respect to T. Evans, J. Evans, Bulwark, and Joseph J. Montel, an individual residing in the State of Indiana and the sole member of Bulwark, who are intended third-party beneficiaries of this Agreement and shall have the right to enforce their respective rights under this Agreement as if they were a direct party, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.	Authority/Capacity to Sign. Each party represents and warrants to the other that it is duly authorized and has all necessary capacity to enter into this Agreement and to perform its obligations hereunder without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.

[Signature Pages Follows]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

“ASSIGNOR”

Joseph M. Davis

“ASSIGNEE”

AQUA POWER SYSTEMS, INC.

By:
Printed:	Stephen Carnes
Its:	Director

By:
Printed:	Robert Morris

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